Exhibit 14.1
    Omega Financial Corporation Code of Ethics for Senior Financial Officers

PHILOSOPHY

The honesty, integrity, and sound judgment of Omega Financial Corporation's Financial Officers is fundamental to its reputation and success. While all directors, officers, and employees are required to adhere to Omega's Comprehensive Insider Activities Policy, the professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of Omega Financial.

APPLICABILITY

This Code of Ethics shall apply to Omega Financial's Senior Financial Officers. "Senior Financial Officers" shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, including Omega's Chief Executive Officer, Chief Financial Officer, and Corporate Controller. In the event of the change of an officer's designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

STANDARDS OF CONDUCT

The Senior Financial Officers shall. . .

      - act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Omega Financial files with, or submits to, the Securities and Exchange Commission ("Commission") and in other public communications made by Omega Financial;

      -     comply with applicable governmental laws, rules, and regulations;

      - respect the confidentiality of information acquired in the course of employment;

      - promote communication by employees with the Chair of the Audit Committee of the Board of Directors for any issues concerning violation of this Code of Ethics without fear of retaliation;

      - promote communication by employees with Omega's Risk Assessment Officer or Chair of the Audit Committee of the Board of Directors for any issues concerning improper accounting or financial reporting of Omega Financial without fear of retaliation; and

      - promote ethical and honest behavior within Omega and its subsidiaries.

All Senior Financial Officers are expected to adhere to both Omega Financial's Comprehensive Insider Activities Policy and this Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The Board of Directors shall have the sole and absolute authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed though a filing with the Commission on Form 8-K.

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Board of Director Approval: December 22, 2003